UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

AURORA INNOVATION, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1654 Smallman Street
Pittsburgh, Pennsylvania 15222
(888) 583-9506
April 4, 2025
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Aurora Innovation, Inc., to be held on May 22, 2025 at 1:00 p.m., Eastern Time. The 2025 annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2025.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Aurora.
Sincerely,
Chris Urmson
Co-Founder, Chief Executive Officer and Chairman

AURORA INNOVATION, INC.
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:00 p.m., Eastern Time, on May 22, 2025

Virtual Location
The annual meeting of stockholders of Aurora Innovation, Inc. (the “Company”) will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2025, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. You will need to have your 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials in order to join the annual meeting.

Items of Business
•To elect Chris Urmson, Sterling Anderson and John Donahoe as Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.
•To approve, on an advisory basis, the compensation of our named executive officers.
•To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date
Close of business on March 24, 2025
Only stockholders of record as of the close of business on March 24, 2025 are entitled to notice of and to vote at the annual meeting.
A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for a period of ten days ending on the day before the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222. For access to the stockholder list, please contact us at notices@aurora.tech.

Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 4, 2025 to all stockholders entitled to vote at the annual meeting as of the record date.
The proxy materials and our annual report can be accessed as of April 4, 2025 by visiting www.proxyvote.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Shelley Webb
Chief Legal Officer
Pittsburgh, Pennsylvania
April 4, 2025

AURORA INNOVATION, INC.
PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
To be held at 1:00 p.m., Eastern Time, on May 22, 2025
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. As used in this proxy statement, references to “Aurora,” “the Company,” “we,” “us,” “our” and other similar terms refer to Aurora Innovation, Inc. and its consolidated subsidiaries.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of the Company and any postponements, adjournments or continuations thereof. The annual meeting will be held on May 22, 2025 at 1:00 p.m., Eastern Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2025, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy and our annual report, is first being sent or given on or about April 4, 2025 to all stockholders of record as of the close of business on March 24, 2025. The proxy materials and our annual report can be accessed as of April 4, 2025 by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of Chris Urmson, Sterling Anderson and John Donahoe as Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal;
•the approval, on an advisory basis, of the compensation of our named executive officers; and
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of Chris Urmson, Sterling Anderson and John Donahoe as Class I directors;

•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
Who is entitled to vote at the annual meeting?
Holders of our Class A common stock and Class B common stock as of the close of business on March 24, 2025, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 1,416,790,952 shares of our Class A common stock outstanding and 350,170,526 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Beneficial holders who did not receive a 16-digit control number from their broker, bank or other nominee who wish to attend the meeting should follow the instructions from their broker, bank or other nominee, including any requirement to obtain a legal proxy. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for a period of ten days ending on the day before the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222. For access to the stockholder list, please contact us at notices@aurora.tech.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote when making future decisions regarding executive compensation.
•Proposal No. 3: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
Do the Company’s directors and officers have an interest in any of the matters to be acted upon at the annual meeting?
Members of our board of directors may have an interest in Proposal 1, the election of the three director nominees to the board of directors as set forth herein, as Mr. Urmson and Mr. Anderson, two of the nominees, are currently members of the board of directors. Certain of our directors and officers are named executive officers and thus may have an interest in Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers. Members of the board of directors and our executive officers do not have any interest in Proposal 3, the ratification of the appointment of our independent registered public accounting firm.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to affirmatively indicate that a stockholder is withholding authority to vote on a given proposal and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Whether or not a quorum is present, the chairperson of the meeting may adjourn the meeting to another time or place.
What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are the “record holder” of those shares. If you are a record holder, the Notice of Internet Availability has been provided directly to you by the Company.
If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. Because you are not the stockholder of record, you may not vote your shares electronically during the annual meeting unless you request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares.

How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 21, 2025 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at (800) 690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 21, 2025 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card, which must be received prior to the annual meeting; or
•by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/AUR2025, where you may vote and submit questions during the annual meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder and did not receive a 16-digit control number from your broker, bank or other nominee for you to vote your own shares, then you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions, including any requirement to obtain a legal proxy, in order to instruct them on how to vote your shares. The availability of internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder who did not receive a 16-digit control number, then you may not vote your shares at the annual meeting unless you follow the voting instructions from your broker, bank or other nominee and obtain any legal proxy they may require.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of Chris Urmson, Sterling Anderson and John Donahoe as Class I directors;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?
Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Legal Department, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
Will I be able to participate in the virtual annual meeting on the same basis on which I would be able to participate in a live annual meeting?
Our annual meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for our annual meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of our virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:
•providing stockholders with the ability to submit appropriate questions up to 15 minutes in advance of the meeting;
•providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. David Maday, our Chief Financial Officer, and Shelley Webb, our Chief Legal Officer, and each of them, with full power of substitution and re-substitution, have been designated as proxy holder for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact Aurora’s transfer agent?
You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449, or by writing Equiniti Trust Company, LLC, at 55 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the internet at https://equiniti.com/us/ast-access.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
Aurora Innovation, Inc.
Attention: Investor Relations
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
Tel: (888) 583-9506
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Aurora’s business and affairs are managed under the direction of the board of directors. Our board of directors currently consists of eight directors, six of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. At the 2025 annual meeting of stockholders, the size of the board will be increased to nine directors, and, if elected, John Donahoe will fill the vacancy on our board of directors created by the increase in board size.
The number of directors is fixed by the board of directors, subject to the terms of our certificate of incorporation and amended and restated bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of March 24, 2025, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Chris Urmson	I	48	Co-Founder, Chief Executive Officer and Chairman	March 2017	2025	2028
Sterling Anderson	I	41	Co-Founder, Chief Product Officer and Director	January 2018	2025	2028
John Donahoe	I	64	Director Nominee	—	—	2028

Continuing Directors
Gloria Boyland(1)(3)	II	64	Director	March 2023	2026	—
Shailen Bhatt(3)	II	49	Director	December 2024	2026	—
Michelangelo Volpi(2)	II	58	Director	January 2018	2026	—
Brittany Bagley(1)(2)	III	41	Director	July 2021	2027	—
Reid Hoffman(3)	III	57	Director	January 2018	2027	—
Claire D’Oyly-Hughes Johnson(1)(2)	III	52	Director	January 2022	2027	—
______________________________
(1)Member of audit committee
(2)Member of compensation committee
(3)Member of nominating and corporate governance committee
Nominees for Director
Chris Urmson. Mr. Urmson is a co-founder of Aurora and has served as Chief Executive Officer and a director on the board at Aurora since its formation in 2017. Prior to founding Aurora, Mr. Urmson helped build Google’s self-driving program from 2009 to 2016 and served as Chief Technology Officer of the group. Mr. Urmson has over 20 years of experience leading automated vehicle programs. He was the Director of Technology for Carnegie Mellon’s DARPA Grand and Urban Challenge Teams, which placed second and third in 2005 and first in 2007. Mr. Urmson earned his Ph.D. in Robotics from Carnegie Mellon University and his BEng in Computer Engineering from the University of Manitoba. Mr. Urmson currently serves on Carnegie Mellon’s School of Computer Science Dean’s Advisory Board. He also currently serves on the board of directors for Edge Case Research, a company working to assure the safety of autonomous systems for real world deployment. Mr. Urmson has authored over 50 publications and is a prolific inventor.
We believe Mr. Urmson is qualified to serve on our board of directors, given his extensive technical and leadership experience in the self-driving sector and the unique perspective he brings as one of Aurora’s co-founders and current Chief Executive Officer.
Sterling Anderson. Mr. Anderson is a co-founder of Aurora and has served as its Chief Product Officer since its formation in 2017 and a director on our board since January 2018. Mr. Anderson has spent over 18 years leading advanced vehicle programs. Prior to founding Aurora, Mr. Anderson led the design, development and launch of the award-winning Tesla Model X, and led the team that delivered Tesla Autopilot. In the late 2000s, he developed MIT’s Intelligent Co-Pilot, a shared autonomy framework that paved the way for broad advances in cooperative control of human-machine systems. Mr. Anderson holds multiple patents and over a dozen publications in autonomous vehicle systems, a B.S. in Mechanical Engineering from Brigham Young University and an M.S. and Ph.D. in Robotics from MIT.
We believe Mr. Anderson is qualified to serve on our board of directors because of his deep experience in the self-driving industry, strong technical knowledge and the unique perspective he brings as a co-founder of Aurora.
John Donahoe. Mr. Donahoe is a new nominee to serve as a member of our board of directors. Mr. Donahoe served as President and Chief Executive Officer of Nike, Inc., a global designer, marketer and distributor of athletic apparel, from January 2020 to October 2024. Prior to joining Nike, Mr. Donahoe served as Chief Executive Officer of ServiceNow, an IT service management and workflow automation company, from 2017 to 2019, as Chief Executive Officer of eBay, a global e-commerce company, from 2008 to 2015 and as Chief Executive Officer and Worldwide Managing Director of Bain & Company, a management consulting firm, from 1999 to 2005. Mr. Donahoe previously served on the board of directors of Nike from June 2014 until October 2024, PayPal Holdings, Inc. from July 2015 to July 2024, ServiceNow from April 2017 to June 2020 and Intel Corporation from March 2009 to May 2017. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an MBA from the Stanford Graduate School of Business.

We believe Mr. Donahoe is qualified to serve on our board of directors because of his extensive experience in senior leadership positions at technology and other companies.
Continuing Directors
Gloria Boyland. Ms. Boyland has served as a member of our board of directors since March 2023. Ms. Boyland is a retired senior executive of FedEx Corporation, a global logistics and transportation company (“FedEx”), where she served in various leadership positions from 2004 to 2020, including as Corporate Vice President, Operations & Service Support and Vice President, Service Experience Leadership beginning in 2016. While at FedEx, Ms. Boyland led operations research and operational initiatives in electro mobility, network and fleet automation, customer experience improvements and advancing new service offerings. Prior to her tenure at FedEx, Ms. Boyland held various leadership positions at General Electric Company from 1992 to 2004, including as General Manager, Fleet Management Services - GE Fleet and Six Sigma Enterprise Quality Leader, GE Auto Finance Services. Earlier in her career, Ms. Boyland served as legal counsel for AXA Financial from 1986 to 1992. Ms. Boyland currently serves on the boards of directors of Vontier Corporation and United Natural Foods, Inc., and previously served as a member of the boards of Chesapeake Energy Corporation and UMRF Ventures, Inc. In 2016, Ms. Boyland was appointed to the U.S. Department of Transportation’s Advisory Committee on Automation in Transportation. Ms. Boyland also served as a strategic advisor to the Company from 2020 to 2021. Ms. Boyland holds a B.A. in Psychology and Business from Eckerd College, a J.D. from the University of Pennsylvania and an MBA from Duke University’s Fuqua School of Business.
We believe Ms. Boyland is qualified to serve on our board of directors because of her operational and leadership experience in the transportation and logistics industry.

Shailen Bhatt. Mr. Bhatt has served as a member of our board of directors since December 2024. Mr. Bhatt has served as a Senior Vice President and the Chief Operating Officer for AtkinsRéalis, an engineering, procurement and construction services company, in the United States and Latin America since September 2024. Mr. Bhatt also served as the Administrator for the Federal Highway Administration, a division of the United States Department of Transportation, from January 2023 to September 2024. Prior to the Federal Highway Administration, Mr. Bhatt served as the Senior Vice President of AECOM, an infrastructure consulting firm, from August 2021 to December 2022, and the President and Chief Executive Officer of the Intelligent Transportation Society of America from December 2017 to July 2021. Mr. Bhatt has also served in leadership positions with the Colorado Department of Transportation, the Delaware Department of Transportation and the Kentucky Transportation Cabinet. Mr. Bhatt holds a B.A. in Economics from Western Kentucky University. Mr. Bhatt has previously served on the Company’s Safety Advisory Board.
We believe Mr. Bhatt is qualified to serve on our board of directors because of his operational and leadership experience in the transportation industry.
Michelangelo Volpi. Mr. Volpi has served as a member of our board of directors since January 2018. Mr. Volpi has served as Partner at Index Ventures, a venture capital firm, since July 2009 and as the General Partner at Hanabi Capital, a venture capital firm, since January 2025. Mr. Volpi joined Index Ventures and helped establish the firm’s San Francisco office. He invests primarily in software infrastructure and artificial intelligence companies. Mr. Volpi is currently serving on the boards of Cockroach Labs, Inc., Cohere Inc., Confluent, Inc., Hebbia, Inc., Kong Inc., Ferrari N.V. and Wealthfront Corporation, among others. Mr. Volpi held several executive positions prior to Index and Hanabi Capital, including Chief Strategy Officer and SVP/GM of Cisco’s routing business. While at Cisco, he managed a P&L in excess of $10 billion in revenues, and his team was responsible for the acquisition of over 70 companies, some of which were multi-billion dollar deals. Mr. Volpi has a B.S. in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford and an MBA from the Stanford Graduate School of Business. He also currently serves on the board of directors of Stanford Health Care and previously served on the board of directors of Elastic N.V., Zuora, Inc. and Stellantis N.V. (f/k/a Fiat Chrysler Automobile N.V.).
We believe Mr. Volpi is qualified to serve as a member of our board of directors due to his extensive experience in senior leadership positions at technology and other companies.

Brittany Bagley. Ms. Bagley has served as a member of our board of directors since July 2021. Ms. Bagley currently serves as Chief Operating Officer and Chief Financial Officer of Axon Enterprise, Inc., a global public safety technology company, and was previously its Chief Business and Financial Officer since September 2022. Prior to Axon, she served as Chief Financial Officer of Sonos, Inc. from April 2019 to August 2022, and served on their board of directors from September 2017 to April 2019 where she was chair of the Compensation Committee. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A. in Economics from Brown University.
We believe Ms. Bagley is qualified to serve on our board of directors because of her financial knowledge and leadership experience in the technology industry.
Reid Hoffman. Mr. Hoffman has served as a member of our board of directors since January 2018. Mr. Hoffman is an accomplished entrepreneur, executive and investor, and has played an integral role in building many of today’s leading consumer technology businesses. He co-founded LinkedIn Corporation, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft Corporation for $26.2 billion. In 2009, Mr. Hoffman joined Greylock Partners, a venture capital firm, where he focuses on building products that can reach hundreds of millions of participants and business that have network effects. In 2022, he co-founded Inflection AI, an artificial intelligence company. He also serves on the board of directors of Entrepreneur First, Microsoft Corporation, Nauto, and a few early stage companies still in stealth. He also previously served on the board of directors of Joby Aviation.

Additionally, Mr. Hoffman serves on multiple not-for-profit boards, including Kiva, Endeavor, CZ Biohub, Berggruen Institute, Opportunity @ Work, the Stanford Institute for Human-Centered AI and the MacArthur Foundation’s Lever for Change. Mr. Hoffman is the host of two award-winning podcasts - Masters of Scale and Possible. He is the co-author of five best-selling books: The Startup of You, The Alliance, Blitzscaling, Masters of Scale and Impromptu. Mr. Hoffman holds a B.S. in Symbolic Systems from Stanford University and a master’s degree in Philosophy from Oxford University, where he was a Marshall Scholar.
We believe Mr. Hoffman is qualified to serve on our board of directors because of his extensive leadership and investing experience in the technology industry and knowledge of high-growth companies.
Claire D’Oyly-Hughes Johnson. Ms. Hughes Johnson has served as a member of our board of directors since January 2022. She currently serves as a corporate officer and advisor for the global financial technology company Stripe. Ms. Hughes Johnson served as Chief Operating Officer at Stripe from October 2014 to April 2021, where she helped Stripe grow from under 200 employees to more than 6,000 and from tens of millions in revenue to billions. At various times, she led business operations, sales, marketing, customer support, risk and all of the people functions, including workplace and real estate. Prior to joining Stripe, Ms. Hughes Johnson spent ten years at Google, a global technology company, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally, Google Offers sales, product and engineering and the business, operations and product teams of their self-driving car project. Ms. Hughes Johnson holds a B.A. in English and American Literature from Brown University and an MBA from the Yale School of Management. She has previously served on the board of directors of Hallmark Cards, Inc. and is also a trustee and President of the board of the K-12 independent school Milton Academy and a member of the Brown University Corporation. Ms. Hughes Johnson also currently serves on the boards of directors of the customer relationship management platform HubSpot, the renewable energy company Ameresco and the multi-platform publication The Atlantic.
We believe Ms. Hughes Johnson is qualified to serve on our board of directors because of her operational and leadership experience in the technology industry.
Director Independence
Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Hoffman, Mr. Bhatt, Mr. Volpi, Ms. Bagley, Ms. D’Oyly-Hughes Johnson and Ms. Boyland, representing six of our eight directors, and Mr. Donahoe, our new director nominee, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Mr. Urmson is not considered an independent director because of his position as our Chief Executive Officer. Mr. Anderson is not considered an independent director because of his position as our Chief Product Officer.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure
Mr. Urmson serves as our Chief Executive Officer and Chairman. We believe that Mr. Urmson’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. As one of our founders, Mr. Urmson has extensive knowledge of all aspects of our business, industry and our products, and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans. As a major stockholder, Mr. Urmson is also invested in our long-term success. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and strong independent board committee system. Currently, we do not have a lead independent director, but as a result of our board’s committee system and it being composed of a majority of independent directors, our board maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Corporate Social Responsibility
Achieving our mission — delivering the benefits of self-driving technology safely, quickly and broadly — is how we aim to make a positive impact in communities. We strive to revolutionize transportation by making roads safer, helping goods to more efficiently reach those who need them, reducing greenhouse gas emissions, providing better services for people who currently have difficulty accessing transportation and freeing up time during commutes.
Aurora remains deeply committed to the communities in which we have a presence — partnering with educational institutions and community-based organizations to educate on the benefits of self-driving technology and investing in programs that address community workforce needs while strengthening the pipeline of unique perspectives and talent to fuel key business needs. In December 2024, we announced the opening of our new 78,000 square-foot office and testing facility located on Montana State University’s Innovation Campus in Bozeman, Montana, which builds upon the university’s 30-year history of producing industry-leading photonics engineers and innovations. Aurora has also been working extensively with the Gallatin College Photonics and Laser Technology Program in a partnership aimed at helping train and place the next generation of highly-trained technicians in the field of optics, laser, and photonics. Additionally, throughout 2024 and early 2025, Aurora supported a community engagement roadshow along our commercial launch lane in Texas, engaging students and other stakeholders on autonomous trucking technology, careers and the future.
We celebrate the mix of people, experiences and backgrounds that make up Aurora, and we encourage each other to speak up and share perspectives, inclusively, respectfully and thoughtfully. We are building technology that will benefit all people and all communities, so we strive to foster and embrace the wealth of unique perspectives and experiences throughout our business and our teams to bring us closer to those we serve.
Fostering a sustainable environment is also important to us. Starting in 2019, we offset our estimated annual carbon emissions from our facilities, vehicles and air travel by purchasing carbon credits through 2021, and we expect to continue to do this in the future when we generate operating profit. Longer-term, we believe commercialization of our self-driving technology will contribute to a more sustainable future given the potential to materially reduce fuel consumption and greenhouse gas emissions through eco-driving, off-peak deployment and capping peak speeds.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
Our audit committee consists of Brittany Bagley, Claire D’Oyly-Hughes Johnson and Gloria Boyland. Our board of directors has determined that each of the members of the audit committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and also meets the financial literacy requirements of the listing standards of Nasdaq.
Brittany Bagley serves as the chair of the audit committee. Our board of directors has determined that Ms. Bagley qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. In making this determination, our board of directors considered Ms. Bagley’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.
Our audit committee is responsible for the following duties, among others:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at ir.aurora.tech/corporate-governance.
Compensation Committee
Our compensation committee consists of Michelangelo Volpi, Brittany Bagley and Claire D’Oyly-Hughes Johnson, with Michelangelo Volpi serving as chairperson. Our board of directors has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is responsible for the following duties, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to our board of directors regarding the compensation of our Chief Executive Officer;
•reviewing and setting or making recommendations to the board of directors regarding the compensation of our other executive officers;
•making recommendations to the board of directors regarding the compensation of our directors;
•reviewing and approving or making recommendations to the board of directors regarding our incentive compensation and equity-based plans and arrangements; and
•appointing and overseeing any compensation consultants.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at ir.aurora.tech/corporate-governance.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Reid Hoffman, Shailen Bhatt and Gloria Boyland, with Reid Hoffman serving as chairperson. On February 3, 2025, following recommendation by our nominating and corporate governance committee, Mr. Bhatt joined our nominating and corporate governance committee. Our board of directors has determined that our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq.
Our nominating and corporate governance committee is responsible for the following duties, among other things:
•identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

•recommending to the board of directors the nominees for election to the board of directors at annual meetings of our stockholders;
•overseeing an evaluation of the board of directors and its committees; and
•developing and recommending to the board of directors a set of corporate governance guidelines.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at ir.aurora.tech/corporate-governance.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2024, the full board of directors met four times, the audit committee met four times, the compensation committee met five times and the nominating and corporate governance committee met four times. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we strongly encourage, but do not require, directors to attend. At the time of our 2024 annual meeting of stockholders, our board of directors consisted of eight directors, and five of them attended the meeting.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
During 2024, the members of our compensation committee were Michelangelo Volpi, Brittany Bagley and Claire D’Oyly-Hughes Johnson. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen and experience, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board and skills that are complementary to the board, an understanding of our business, an understanding of the responsibilities that are required of a member of the board and other time commitments, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board.

Our board of directors believes that the board should have a broad range of perspectives, backgrounds and experiences. The demographic background of our nine directors and director nominees includes two individuals who identify as female and two individuals who self-identify as members of historically under-represented communities.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management. In determining whether to recommend a director for reelection, our nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board and our business and other qualifications and characteristics set forth in the charter of our nominating and corporate governance committee.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Mr. Donahoe was originally recommended for appointment as a director by our Chief Executive Officer and has been nominated by our board of directors upon the recommendation of our nominating and corporate governance committee.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our certificate of incorporation and bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
Stockholders holding at least one percent of our fully diluted capitalization continuously for at least twelve months prior to the date of the submission may recommend director nominees for consideration by our nominating and corporate governance committee by writing to the Secretary of the Company. A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Per our corporate governance guidelines, stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidate(s) will be considered for nomination by the nominating and corporate governance committee. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2026 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2026 Annual Meeting.”

Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attn: Chief Legal Officer. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Insider Trading Policy

We have adopted an insider trading policy which governs the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. Our insider trading policy prohibits trading while in possession of material nonpublic information and during blackout periods, and provides for preclearance procedures for our directors, officers and employees, as well as other related policies and procedures, including as described below. Our insider trading policy has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Conduct and Ethics
Our board of directors has adopted corporate governance guidelines, which address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer, as well as company contractors, consultants, advisors and agents. The full text of our corporate governance guidelines and code of conduct and ethics are available on our website at ir.aurora.tech/corporate-governance. We will post amendments to our code of conduct and ethics on the same website, and will disclose any waivers of our code of conduct and ethics as required by law, regulation, or other applicable rule.

Director Compensation
Our compensation program for our non-employee directors consists of annual retainer fees and long-term equity awards (the “Outside Director Compensation Policy”). Our Outside Director Compensation Policy provides for the compensation of our non-employee directors for their service as director. The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer ($)
Base Director Fee	60,000
Additional Chairperson Fee
Chair of the Audit Committee	25,000
Chair of the Compensation Committee	20,000
Chair of the Nominating and Corporate Governance Committee	10,000
Under our Outside Director Compensation Policy, each non-employee director upon first becoming a non-employee director automatically receives an initial award of restricted stock units having a value of $225,000 (the “Initial Award”). Non-employee directors who first became a non-employee director following our business combination (the “Business Combination”) with Reinvent Technology Partners Y (“RTPY”) but prior to the Registration Date (as defined below) were granted an Initial Award on the date of our first registration of shares on a Form S-8 Registration Statement (the “Registration Date”). The Initial Award will vest in equal installments annually over three years, subject to continued service through each applicable vesting date. On the date of each annual meeting of our stockholders, each non-employee director automatically receives an annual restricted stock unit award having a value of $225,000, effective on the date of each annual meeting of stockholders (the “Annual Award”). The Annual Award vests on the earlier of one year following the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date. All awards under the Outside Director Compensation Policy accelerate and vest upon a change in control.
Director Compensation for Fiscal Year 2024
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2024. Directors who are also our employees receive no additional compensation for their service as directors. During 2024, Mr. Urmson was an employee and executive officer of the Company, and Mr. Anderson was an employee of the Company, and therefore, Mr. Urmson and Mr. Anderson did not receive additional compensation for their service as directors. See “Executive Compensation” for additional information regarding Mr. Urmson’s compensation and “Related Person Transactions” for additional information regarding Mr. Anderson’s compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brittany Bagley	85,000	191,114	276,114
Claire D’Oyly-Hughes Johnson	60,000	191,114	251,114
Gloria Boyland	60,000	191,114	251,114
Reid Hoffman	70,000	191,114	261,114
Shailen Bhatt(2)	163	203,213	203,376
Dara Khosrowshahi(3)(4)	—	—	—
Michelangelo Volpi(3)	—	—	—
_____________________________
(1)For stock awards reflected in the table above, the dollar value of the restricted stock unit awards shown in the “Stock Awards” column represents the aggregate grant date fair value calculated on the basis of the fair market value of the underlying shares of Class A common stock on the grant date in accordance with FASB ASC Topic 718.
(2)Mr. Bhatt joined our board of directors on December 31, 2024.
(3)Declined compensation under the Outside Director Compensation Policy.
(4)Mr. Khosrowshahi resigned from our board of directors effective December 31, 2024.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2024:

Name	Number of Shares Underlying Outstanding Stock Awards
Brittany Bagley	98,503
Claire D’Oyly-Hughes Johnson	88,221
Gloria Boyland	166,270
Reid Hoffman	74,075
Shailen Bhatt	32,256

PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. At the 2025 annual meeting of stockholders, the size of the board will be increased to nine directors. Two Class I directors, Chris Urmson and Sterling Anderson, will be nominated for election to a three-year term to succeed the same class whose term is then expiring. If elected, John Donahoe will fill the vacancy on our board of directors created by the increase in board size. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Messrs. Urmson, Anderson and Donahoe as nominees for election as Class I directors at the annual meeting. If elected, each of Messrs. Urmson, Anderson and Donahoe will serve as a Class I director until the 2028 annual meeting of stockholders and until his respective successor is elected and qualified or until his earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Messrs. Urmson, Anderson and Donahoe have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve if elected. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy or the board of directors may reduce the size of the board.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2024, we held our first Say-on-Pay vote, and we currently hold our Say-on-Pay vote annually, with the next Say-on-Pay vote to occur at our 2026 annual meeting of stockholders.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation-Compensation Discussion & Analysis-Our Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following non-binding resolution:
“RESOLVED: That the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the annual meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, the narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2025. PwC has served as our independent registered public accounting firm since March 7, 2023. Prior to PwC’s appointment, KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal years ended December 31, 2022 and 2021.
At the annual meeting, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, then our audit committee may reconsider the appointment. One or more representatives of PwC are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Change in Certifying Accountant
Dismissal of KPMG
As previously reported on our Current Report on Form 8-K filed with the SEC on March 9, 2023, upon the completion of a comprehensive selection process, the audit committee of our board of directors dismissed KPMG as our independent registered public accounting firm, effective March 7, 2023.
KPMG’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period from January 1, 2023 to March 7, 2023, (1) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in KPMG’s reports on the Company’s consolidated financial statements for such years and (2) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).
We requested KPMG to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above under the heading “Dismissal of Independent Registered Public Accounting Firm.” That letter is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on March 9, 2023.
Appointment of PwC
As previously reported on our Current Report on Form 8-K filed with the SEC on March 7, 2023, KPMG was dismissed and PwC was engaged as our independent registered public accounting firm effective March 7, 2023.
During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period from January 1, 2023 to March 7, 2023, neither we, nor anyone on our behalf, consulted with PwC regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or any type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor we considered in reaching a decision as to any accounting auditing or financial reporting issue or

(2) any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2024 and 2023.

	Fiscal Year Ended
	2024 ($)	2023 ($)
Audit Fees(1)	600,000	600,000
Audit Related Fees(2)	125,000	—
Tax Fees(3)	94,100	125,000
All Other Fees(4)	2,000	6,650
Total Fees	821,100	731,650
______________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements included in our annual reports on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, audit of our internal control over financial reporting, with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)“Audit Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor.
(3)“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice primarily relates to assistance in complex tax matters.
(4)“All Other Fees” consist of fees for services that are not contained in the above categories and include permissible services under the independence guidance.
Auditor Independence
In 2024, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by PwC for our fiscal year ended December 31, 2024 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote AGAINST this proposal.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Aurora’s financial reporting process, Aurora’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Aurora’s consolidated financial statements. PwC, Aurora’s independent registered public accounting firm for the fiscal year ended December 31, 2024, is responsible for performing an independent audit of Aurora’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Aurora’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Aurora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Brittany Bagley (Chair)
Claire D’Oyly-Hughes Johnson
Gloria Boyland
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Aurora under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Aurora specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of March 24, 2025.

Name	Age	Position
Chris Urmson	48	Chief Executive Officer
David Maday	55	Chief Financial Officer
Ossa Fisher	48	President
Shelley Webb	43	Chief Legal Officer and Secretary
Chris Urmson. Information regarding Mr. Urmson, who also serves as a director, is set forth above under “Board of Directors and Corporate Governance–Nominees for Director.”
David Maday. Mr. Maday has served as our Chief Financial Officer since June 2023 and also served as our Senior Vice President of Business Development and Product Strategy since August 2021, and prior to that role, served as the Company’s Vice President of Business Development and Product Strategy from September 2020. Before joining the Company, Mr. Maday held various senior leadership positions at General Motors Company (“GM”), including within the Corporate Development and Global M&A team as Vice President from September 2019 to September 2020, and as Executive Director from January 2016 to September 2019. With GM for more than 20 years, Mr. Maday also held multiple financial, product strategy, and operational positions, including as Executive Director of Global Product Programs Finance, and Director of Portfolio Analysis & Advanced Propulsion Finance. Mr. Maday holds a B.A. in Finance from Michigan State University and an MBA from Wayne State University.
Ossa Fisher. Ms. Fisher has served as our President since February 2023. Prior to joining Aurora, Ms. Fisher served as the President and Chief Operating Officer of Istation, Inc. (now Amira Learning), an e-learning platform, from 2019 to 2022, and previously served as Istation’s Chief Operating Officer from 2017 to 2018 and Chief Marketing Officer from 2015 to 2017. Prior to joining Istation, Ms. Fisher was the Senior Vice President of Strategy and Analytics at a global dating leader, Match.com, where she served since May 2013. Ms. Fisher has a broad range of expertise in technology and media, including more than ten years in the technology, media and telecom practices of both Bain & Company, where she was employed from 2004 to 2013, and Goldman, Sachs & Co., from 1999 to 2002. Ms. Fisher holds a B.A. in Economics from Yale University, an M.A. in Education from Stanford University and an MBA from Stanford Graduate School of Business.
Shelley Webb. Ms. Webb has served as our Chief Legal Officer since February 2025. Prior to joining Aurora, Ms. Webb served as the Chief Legal and People Officer of PagerDuty, Inc. from April 2024 to February 2025 and as its General Counsel and Chief Legal Officer from April 2022 to April 2024. Prior to that, Ms. Webb served in various senior legal roles at Intel Corporation, including Vice President and Group General Counsel for Intel’s PC business, from September 2013 to April 2022. At Intel, she also served as Associate General Counsel and Director of Intel Product Assurance and Security Legal, and Associate General Counsel for Antitrust and Commercial Litigation. Ms. Webb began her career as a litigator at Williams & Connolly in Washington, D.C. Ms. Webb received her B.A. in Economics and Government from the University of Virginia and her J.D. from Stanford Law School. Ms. Webb currently serves on the Board of Visitors of Stanford Law School.

EXECUTIVE COMPENSATION
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the Summary Compensation Table below.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing our executive compensation policies and decisions and the material elements of compensation awarded to, earned by or paid to our named executive officers (“NEOs”). In addition, we explain how and why the compensation committee determined the specific compensation elements that comprised the 2024 executive compensation program.
Our NEOs for the fiscal year ended December 31, 2024, were:
•Chris Urmson, our Chief Executive Officer;
•David Maday, our Chief Financial Officer;
•Ossa Fisher, our President; and
•Nolan Shenai, our former General Counsel and Secretary.
2024 Company Highlights
In 2024, tremendous progress was made across the Company. Highlights of our accomplishments include:
•Technology. We have made great technological progress as we continued to approach the closure of the Safety Case for the Dallas to Houston launch lane as quantified by the Autonomy Readiness Measure, and we also have been approaching our target for 100% Autonomy Performance Indicator loads.
•Commercial operations. We announced an industry-first Partner Success Program, which allows our customers to evaluate autonomy performance before driverless operations. We continued to autonomously haul freight for our pilot customers. We also have announced a lane expansion strategy beginning with extending the Fort Worth to El Paso lane to Phoenix in 2025.
•Partnerships. We continued to enhance our objective to deploy self-driving technology at scale by working with our OEM and Tier 1 partners in the industry.

•Commitment to self-driving safety. We continued to execute our commitment to developing and deploying transformational self-driving technology safely. We were recognized as being proactive, responsible, and thorough in our safety approach by TÜV SÜD, a global leader in testing, inspection and certification in the first-of-its-kind independent audit.
•Capital raise. We successfully raised $483 million of total gross proceeds in the summer of 2024.*
*See section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC for a more detailed discussion.
Compensation Philosophy and Objectives
The overall objective of our executive compensation program is to tie executive compensation to the performance of our company, and to motivate our executives, including our NEOs, to deliver on our long-term success. As a development stage company, our focus has been to link executive compensation with increasing stockholder value through operational performance of the Company, including key milestones regarding product development, planning, scale-up and partner/customer acquisition, among other factors.
Our executive compensation program is designed with a mix of short-term and long-term components, cash and equity elements and fixed and variable payments in proportions that we believe provide appropriate incentives to retain and motivate our NEOs and other senior executives to achieve success in our business.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled talent within our organization. Our executive compensation philosophy is intended to:
•align rewards with our culture and mission of delivering the benefits of self-driving technology safely, quickly and broadly;
•provide competitive total pay opportunity to attract, retain and motivate leaders;
•position pay competitively to market comparison data, based on a mix of early-stage technology and mature technology companies where we compete for talent;
•provide a majority of compensation in long term equity, vesting over multiple years, aligned to reward for sustained company performance over time through stock price appreciation; and
•pay for performance through short term incentives and long-term equity awards.
Based on this philosophy, we have designed our executive compensation program at levels we consider market competitive to drive the achievement of strong overall results, and particularly long-term operational objectives.
Our Commitment to Best Practices
We maintain compensation policies and practices that are consistent with sound governance standards. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it supports our objectives and philosophy.
Our compensation philosophy is strengthened because we adhere to strong compensation governance practices:

What We Do	What We Don’t Do
✔ 100% of directors on our compensation committee are independent	✘ No pension plans or supplemental retirement plans
✔ Retain an independent compensation advisor who advises the compensation committee	✘ No pledging of our stock by directors or executive officers
✔ A significant portion of compensation for NEOs is at-risk and based on our stock price performance	✘ No short sales, hedging or margin accounts
✔ Annual review of NEO compensation and competitive market data	✘ No excise tax gross-ups upon a change in control
✔ Double-trigger change in control arrangements	✘ No guaranteed bonuses
✔ Assess the risk-reward balance of our compensation programs to mitigate undue risks	✘ No excessive perquisites
✔ Performance-based compensation is subject to our clawback policy	✘ No dividends on unvested restricted stock unit awards

2024 Executive Compensation Highlights
Our 2024 executive compensation program was designed to be consistent with our executive compensation philosophy. Highlights of our 2024 executive compensation program include:
•No changes to base salary other than in connection with merit cycle salary adjustment. We made no material changes to the base salary of our NEOs except in connection with our annual merit cycle salary adjustment.
•Pay-for-performance values. A significant portion of compensation payable to our executive officers is contingent on meeting performance criteria related to key milestones and corporate strategic objectives.
•Competitive Equity Awards. We granted restricted stock units and options to our NEOs (other than our CEO) that align the interests of our executive officers with those of our stockholders.
Compensation-Setting Process
Role of Compensation Committee
Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. Our compensation committee assesses the prior year performance of the Company and our executives, and establishes (1) a bonus plan, including target pay levels, metrics and performance criteria for the year or the performance period, applicable to all of our eligible employees, including our NEOs, (2) an annual equity award budget and grants for our executives, including our NEOs, and (3) the base salary of our executives, including our NEOs. In determining the compensation of our executive team members for 2024, including our NEOs, our compensation committee reviewed the compensation arrangements of our executives, including base salary, target bonus opportunities and annual equity awards, and considered our overall strategic business plan as well as an analysis of competitive market data prepared by the compensation consultant engaged by the committee. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor, among others, used by our compensation committee in determining executive compensation. Other factors our compensation committee considers in making its executive compensation decisions include input from our Chief Executive Officer and Senior Vice President of People (and any interim role performing similar responsibilities) (except with respect to their own compensation), core responsibilities and criticality of role, past individual performance and expected future contributions, the vesting status and value of outstanding equity awards and internal pay equity based on their impact on the business and performance.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer and Senior Vice President of People (and any interim role performing similar responsibilities). In 2024, these members of management assisted our compensation committee in developing our executive annual bonus plan based on metrics that contain appropriately rigorous goals and target levels. Our Chief Executive Officer provides recommendations on compensation matters for our employees in general and all of his direct reports, including our NEOs (other than for himself). Our Chief Executive Officer, Chief Legal Officer and Senior Vice President of People usually attend compensation committee meetings. No members of management participate in compensation committee deliberations or decisions regarding their own compensation and none of them are present when their own compensation is determined.
Role of Compensation Consultant
Semler Brossy Consulting Group, LLC (“Semler Brossy”) has been engaged by our compensation committee and serves as its compensation consultant. Semler Brossy reviews the compensation arrangements of our executives, and generally assists our compensation committee in analyzing executive compensation and the compensation of the non-employee members of our board of directors. Semler Brossy provides support for our compensation committee by attending committee meetings, analyzing competitive compensation data and formulating recommendations for executive and non-employee director compensation, providing input on competitive practices, trends and regulatory developments relevant to our company and input into the design of our incentive plans. Our compensation committee also requests specific analyses to assist them in the design and structure of our executive and non-employee director compensation programs.
Our compensation committee has determined that Semler Brossy is independent and that the work of Semler Brossy does not raise any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of Nasdaq.
Competitive Positioning
With respect to decisions regarding the 2024 compensation of our executives, including our NEOs, our compensation committee reviewed survey data on the compensation practices of comparable early-stage technology and mature technology companies. This competitive data was used as one input into assessing the competitiveness and reasonableness of our compensation levels for our NEOs. Our compensation committee did not establish a compensation peer group for 2024. Given the stage and uniqueness of our company, the committee believes that a broader set of market data is a better representation of the market for executive talent in which we compete. As our company commercializes and continues to scale and grow, the committee will annually continue to evaluate our approach to analyzing the competitiveness of our pay programs.
2024 Compensation Overview
Our executive compensation program for 2024 consisted of the following principal compensation elements:

Component	Objective and Description

Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our executives, including our NEOs, and compensate them for their day-to-day efforts.
Our compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive’s performance, prior base salary level, competitive market data, breadth of role and other factors described in the “Compensation Setting Process-Role of Compensation Committee” section above.

Incentive Compensation Program	We structure our incentive compensation opportunities (either in cash or equity) under our Employee Incentive Compensation Plan to focus on the achievement of specific product milestones or corporate strategic objectives and personal performance that will further our longer-term growth objectives and align the interests of our executive officers with those of our stockholders.

Long-Term Incentive Equity Awards
We use equity awards to incentivize and reward our executives (including our NEOs) for long-term corporate performance based on the value of our Class A common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering our Class A common stock with an exercise price set to the fair market value of a share on the date of grant, and full value awards for shares of our Class A common stock, or awards without a purchase price, such as restricted stock unit awards.

Base Salary
Base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our compensation committee does not benchmark cash compensation at any particular level against competitive market data, however it considers market survey data of cash compensation alone and total target compensation for each role in the determination of an individual’s base salary.
In 2024, our compensation committee reviewed the base salaries of our NEOs in light of the competitive market for executive talent and in connection with our company-wide annual compensation review. It was determined that no base salary adjustment was necessary to align total target cash compensation with competitive market levels in the case of Mr. Urmson, but the compensation committee approved an increase of Mr. Maday’s then-base salary by 5%, Ms. Fisher’s by 4% and Mr. Shenai’s by 6.25%. No increases were made to target annual bonus opportunities for our NEOs, which remain at 40% of their respective annualized weighted base salary.
The following table sets forth the annual base salary for each of our NEOs as of December 31, 2023, December 31, 2024 and the percentage change.

Name	2023 Base Salary ($)	2024 Base Salary ($)	% change from 2023
Chris Urmson	400,000	400,000	—
David Maday	500,000	525,000	5.00%
Ossa Fisher	500,000	520,000	4.00%
Nolan Shenai(1)	400,000	425,000	6.25%
______________________________
(1)Mr. Shenai resigned his employment as of January 6, 2025.
Incentive Compensation Program
Pursuant to our Employee Incentive Compensation Plan, our NEOs are eligible to participate in incentive compensation programs tied to product milestones and/or corporate strategic objectives and personal performance. These programs are designed to motivate short-term achievement against key company and individual performance goals.

In early 2024, our compensation committee approved an incentive compensation program designed to incentivize progress across top-level company initiatives and to drive excellence in individual performance with respect to the performance period beginning January 1, 2024 and ending December 31, 2024. As initially designed, the incentive compensation program provided for cash bonuses payable based on the achievement of certain company-wide performance goals around technology, product and operations. In November 2024, our compensation committee reviewed the Company’s major achievements, including improving autonomy performance and approaching the 100% API (Autonomy Performance Indicator) load estimate for commercial launch, securing customer contracts for commercial launch, continuing with meaningful progress to Safety Case closure and strengthening the Company’s liquidity position via a successful capital raise, while also noting the updated commercial launch timing. Considering the criticality of achieving the near-term commercial launch milestone and balancing the Company’s capital requirements, both in light of a modest delay in launch timing, management proposed to convert the payment method of the original incentive compensation design from cash to restricted stock units (“RSUs”) and extend the timing to determine the company multiplier to the second quarter of 2025, and our compensation committee formally approved such changes in February 2025 (as revised, the “2024-2025 Incentive Bonus Program”).

Each NEO is eligible for a target bonus amount calculated based on their 2024 annualized weighted base salary multiplied by their applicable target bonus percentage then multiplied by both the company and individual multipliers. The final amounts payable under the 2024-2025 Incentive Bonus Program to each NEO are expected to be determined by the end of April 2025, and the corresponding RSUs awarded in settlement of such amounts are expected to be 100% vested and settled in May 2025.

The following table sets forth the target bonus amount under the 2024-2025 Incentive Bonus Program for each of our NEOs.

Name	2024-2025 Incentive Bonus Program Target ($)(1)
Chris Urmson	160,000
David Maday	207,924
Ossa Fisher	206,339
Nolan Shenai(2)	—
______________________________
(1)The number of RSUs received by each NEO will be calculated by dividing the dollar value of the bonus amount by the lower of either (a) the 20-trading-day average share price for the 20-trading-day period ending on January 2, 2025 or (b) the April 15, 2025 close-of-market share price.
(2)Mr. Shenai resigned his employment as of January 6, 2025 and is not eligible to receive a bonus under the 2024-2025 Incentive Bonus Program. The target bonus amount for the 2024-2025 Incentive Bonus Program prior to his resignation was $167,918.
Equity Compensation
Annual Refresh Equity Awards
Our compensation committee grants refresh equity awards to our NEOs generally on an annual basis. These awards are made under our 2021 Equity Incentive Plan and are designed to motivate and reward executive officers to deliver against the Company’s performance goals, support the retention of top talent and create ownership alignment with stockholders.
The compensation committee considers equity compensation and total target compensation market survey data for each role as well as an individual executive’s total equity holdings and values of vested and unvested grants in the determination of individual refresh equity awards to our NEOs.
In March 2024, our compensation committee approved long-term incentive equity refresh grants to our employees generally, including our NEOs, other than our Chief Executive Officer, in the form of time-based RSUs and stock options. The compensation committee decided to grant these time-based RSU and stock option awards as a retention tool as they vest based on continued service over time and their value is directly linked to stock price, therefore rewarding executive officers for sustained growth and aligning their interests directly with those of our stockholders.
The amount of the refresh awards varied among the executive officers, taking into account the value of unvested equity awards already held by them, their relative contributions during 2023 and anticipated levels of responsibility for key corporate objectives in 2024. Additionally, given our stock price at the time of the annual refresh grant, the committee considered both the grant date fair value of the awards as well as the total number of options and RSUs that would be granted to each individual.
The table below lists the refresh equity awards that our NEOs received in March 2024:

Name	Number of Stock Options	Number of RSUs
Chris Urmson	—	—
David Maday	285,715	285,715
Ossa Fisher	142,858	142,858
Nolan Shenai	285,715	285,715
The annual refresh RSU awards vest in equal quarterly installments over a four-year period and the option awards vest in equal monthly installments over four years, in both cases from a vesting commencement date of February 20, 2024 and subject to the recipient continuing to be a service provider through the applicable vesting date. Mr. Urmson did not receive an equity award in 2024 as we believe his large ownership stake in the Company is currently sufficient to align his interests and performance with long-term Company and stockholder interests.
The grant date fair values of the equity awards granted to our NEOs are listed in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table for Fiscal Year 2024” and in the “Grants of Plan-Based Awards for Fiscal Year 2024” table below.
New-Hire Equity Awards
New hire equity awards are determined based on our internal equity grant guidelines and through arm’s-length negotiations at the time of hire. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive and the need to create a meaningful opportunity for rewards predicated on the creation of long-term stockholder value.
In 2024, we did not grant any new hire equity awards to our NEOs.
Other Equity Awards
In addition, we may grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize company-wide and individual performance, in recognition of a promotion, or to achieve our retention objectives. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the executive team members are aligned with those of our stockholders and that we are able to attract and reward our top talent. We currently plan to continue using RSU and stock option awards to deliver long-term incentive compensation opportunities to our executives. In 2024, we did not grant any additional equity awards beyond what is described in the prior “Annual Refresh Equity Awards” section above to our NEOs.
Welfare and Other Employee Benefits
We provide benefits to our executives, including our NEOs, on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a health savings account to those participating in a high deductible health plan.
We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our NEOs, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, nonqualified deferred compensation plans and nonqualified defined contribution plans.
Perquisites
Our executives, including our NEOs, are eligible to participate in the same benefit and perquisite programs as our other employees.
Employment Arrangements
We have entered into an employment letter setting forth the terms and conditions of employment for each of our NEOs. None of the employment letters have a specific term and each provides that the applicable named executive officer is an at-will employee.

Post-Employment Compensation
We maintain a Change in Control and Severance Policy, or our Severance Policy, pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Severance Policy. This Severance Policy was developed with input from our compensation consultant regarding severance practices at comparable companies, and is designed to serve our retention objectives by providing protection to our executives and other key employees so they can maintain continued focus and dedication to their responsibilities to maximize stockholder value, including during potentially uncertain periods. We believe the benefits provided pursuant to the Severance Policy are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to attract and retain the highest level of talented and experienced executive officers. The Severance Policy generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Severance Policy.
Our board of directors has designated each of our NEOs as a participant under our Severance Policy eligible for the rights to the applicable payments and benefits described in the section titled “Potential Payments Upon Termination or Change in Control.”
Other Compensation Policies
Compensation Recovery Policy
We have adopted a clawback policy that states that, in the event the Company is required to prepare an accounting restatement, the Company will recover incentive-based compensation received by any current or former executive that was based upon the attainment of a financial reporting measure that was erroneously awarded during the three-year period preceding the date the restatement was required. This clawback policy is intended to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act. Our clawback policy has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Derivatives Trading, Hedging and Pledging Policy
Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for any loan or as part of any other pledging transaction, or holding our common stock in margin accounts. Our insider trading policy has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Equity Award Grant Policies and Practices

It is not the compensation committee’s practice to time or otherwise coordinate the granting of any equity awards to our non-employee directors or NEOs with any release of material nonpublic information. We have not adopted a formal policy related to timing of stock options or other equity awards in relation to the disclosure of material nonpublic information. It has been the practice of our compensation committee over the previous years to review our results following the end of a fiscal year, review our financial plan and strategy for the current fiscal year, and, based on those reviews, grant refresh equity awards that could include stock options to our NEOs. The grant date for those equity awards is generally in the first quarter following the end of the prior fiscal year. Additionally, our compensation committee approves the granting of equity awards in connection with the commencement of employment or promotion of our NEOs, and from time to time as determined appropriate by our compensation committee.

At times but infrequently, our compensation committee’s standard grant practices may result in a grant of stock options that coincide with a period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC. The following table presents information regarding the 2024 refresh stock options granted to our NEOs on the date that was four business days prior to the filing of a Current Report on Form 8-K furnished with the SEC regarding a press release announcing our 2024 Analyst and Investor Day.

Name	Grant date	Number of securities underlying the award (#)	Exercise price of the award ($/share)	Grant date fair value of the award ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information
Chris Urmson	—	—	—	—	—
David Maday	3/8/2024	285,715	2.20	342,572.00	0.9%
Ossa Fisher	3/8/2024	142,858	2.20	171,287.00	0.9%
Nolan Shenai	3/8/2024	285,715	2.20	342,572.00	0.9%
Tax and Accounting Considerations
Tax Considerations
We have not provided any of our NEOs with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for our Chief Executive Officer and certain of our current and former highly compensated executive officers that are “covered employees” under Code Section 162(m) (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. We have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs. The compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions, and retains the flexibility to provide compensation for the executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and the non-employee members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which is the standard that governs the accounting treatment of stock-based compensation awards and requires us to estimate the fair value of each equity award (including stock options and RSUs) and record the compensation expense over the underlying vesting period of each award.

Stockholder Advisory Vote on Executive Compensation
At our 2024 annual meeting, we conducted a non-binding stockholder advisory vote on the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Over 96% of the shares represented and entitled to vote on this proposal (excluding broker non-votes) voted to approve, on an advisory basis, the compensation of our named executive officers at last year’s annual meeting. Our compensation committee considers the result of the Say-on-Pay vote in determining NEO compensation. Based on the support for our executive compensation philosophy, program, and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our compensation committee determined to continue the implementation of our compensation philosophy and further emphasize our commitment to align the interests of our named executive officers with those of our stockholders. As a result, we did not make any significant changes to our executive compensation program in 2024.
We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee will consider the outcome of any future Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs.
Compensation Risk Assessment
Our compensation committee supervises management of risks relating to our compensation programs in conjunction with input from the Company’s management and the committee’s independent consultant. Both the management and our compensation committee have evaluated the risks associated with our compensation policies and practices for all employees, including our named executive officers. Our plans and programs encompass certain features that help mitigate the likelihood of excessive risk-taking, which include:
•a significant portion of pay tied to equity compensation which vests generally over two to four years and helps to mitigate risk-taking given the long-term nature of stock options and restricted stock units;
•annual cash or short-term equity incentive programs with performance measured against the level of achievement of key milestones which are not purely formulaic and represent a smaller portion of pay with protocols in place to ensure that the Company’s long-term focus is prioritized; and
•the compensation committee’s oversight and approval of final determined payouts.
Based on the results of this assessment and input from our compensation committee’s independent consultant, we do not believe that our compensation plans and programs for all employees, including our NEOs, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Aurora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the members of the compensation committee of the Board of Directors:
Michelangelo Volpi (Chair)
Brittany Bagley
Claire D’Oyly-Hughes Johnson
This Compensation Committee Report will not be deemed to be part of, or incorporated by reference by any general statement incorporating this proxy statement by reference into, any filing made under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table for Fiscal Year 2024
The following table sets forth information regarding the compensation reportable for our NEOs for the fiscal year ended December 31, 2024 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Chris Urmson	2024	403,077	—	—	—	—	—	403,077

Chief Executive Officer	2023	400,000	—	—	—	287,462	—	687,462

	2022	398,654	—	3,452,089	—	—	—	3,850,743

David Maday	2024	523,750	—	628,573	342,572	—		1,494,895

Chief Financial Officer	2023	481,096	—	1,694,500	930,222	439,515	—	3,545,333

Ossa Fisher	2024	519,769	—	314,288	171,287	—		1,005,344

President	2023	432,692	—	2,840,000	1,612,000	160,000	—	5,044,692

Nolan Shenai(3)	2024	422,983	—	628,573	342,572	—	—	1,394,128

Former General Counsel and Secretary	2023	400,000	—	113,600	61,768	326,622	—	901,990

	2022	333,108	—	376,511	69,575	—	—	779,194
_____________________________
(1)The vesting terms of the award are set forth in the “Outstanding Equity Awards at 2024 Year-End” table below. For stock awards reflected in the table above, the dollar value of the RSU awards shown in the “Stock Awards” column represents the aggregate grant date fair value calculated on the basis of the fair market value of the underlying shares of Class A common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options shown in the “Option Awards” are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. The actual value that the NEOs will realize on each RSU or option award will depend on the price per share of our shares of Class A common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our NEOs.
(2)As noted above, our 2024-2025 Incentive Compensation Program will be paid out in 2025 based on final company and individual performance factors.
(3)Mr. Shenai resigned as our General Counsel and Secretary effective January 6, 2025.
Narrative Disclosure to Named Executive Officers Summary Compensation Table
For 2024, the compensation program for our NEOs consisted of base salary, short-term incentive compensation under our 2024-2025 Incentive Compensation Plan and equity incentive compensation delivered in the form of RSUs and stock options.
Employment Arrangements
We have entered into confirmatory employment letter agreements with each of our NEOs. Each confirmatory employment letter agreement does not have a specific term and provides that the NEO is an at-will employee. The material terms of each NEO’s employment are set forth below.

Chris Urmson
In March 2022, Mr. Urmson entered into a confirmatory employment letter with Aurora. The confirmatory employment letter has no specific term and provides for at-will employment. Mr. Urmson’s annual base salary as of December 31, 2024 was $400,000 and his annual target bonus was 40% of his weighted annualized base salary.
David Maday
In June 2023, Mr. Maday entered into an employment letter agreement with Aurora. The employment letter agreement has no specific term and provides for at-will employment. Mr. Maday’s annual base salary as of December 31, 2024 was $525,000, and his annual target bonus was 40% of his weighted annualized base salary.
Ossa Fisher
In December 2022, Ms. Fisher entered into an employment letter agreement with Aurora. The employment letter agreement has no specific term and provides for at-will employment. Ms. Fisher’s annual base salary as of December 31, 2024 was $520,000, and her annual target bonus was 40% of her annualized base salary.
Nolan Shenai
In December 2022, Mr. Shenai entered into an employment agreement with Aurora in connection with his appointment as General Counsel and Secretary. The employment letter had no specific term and provided for at-will employment. Pursuant to the employment letter, Mr. Shenai’s annualized base salary as of December 31, 2024 was $425,000, and his annual target bonus was 40% of his annualized base salary. Mr. Shenai resigned his employment as of January 6, 2025.
Employee Incentive Compensation Plan
Our Incentive Compensation Plan allows our compensation committee to provide cash or short-term equity incentive awards to employees selected by our compensation committee, including our NEOs, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, may establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Grants of Plan-Based Awards for Fiscal Year 2024
The following table sets forth information regarding the grants of plan-based awards made to our NEOs for fiscal year 2024.

Name	Grant Date(1)	Date of Board Action to Grant the Award	Target ($)(2)	All Other Stock Awards: Number of shares of stock or units (#)(1)	All Other Stock Awards: Number of shares of stock underlying options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Chris Urmson	—	—	160,000	—	—	—	—
David Maday	—	—	207,924	—	—	—	—
	3/8/2024	—	—	—	285,715	2.20	342,572
	3/8/2024	—	—	285,715	—	—	628,573
Ossa Fisher	—	—	206,339	—	—	—	—
	3/8/2024	—	—	—	142,858	2.20	171,287
	3/8/2024	—	—	142,858	—	—	314,288
Nolan Shenai(4)	—	—	167,918	—	—	—	—
	3/8/2024	—	—	—	285,715	2.20	342,572
	3/8/2024	—	—	285,715	—	—	628,573
______________________________
(1)Shares reported represent awards granted under the 2021 Equity Incentive Plan. Each award is subject to the service-vesting condition described in the footnotes to the table below titled “Outstanding Equity Awards at 2024 Year-End.”
(2)Target reported represents the 2024-2025 Incentive Bonus Program target amount and its final payment will be based upon the achievement of key company goals and initiatives as well as individual performance. The 2024-2025 Incentive Bonus Program was originally approved in February 2024 as non-equity cash bonus, and was later revised to be paid in the form of RSUs to be calculated by dividing each NEO’s respective target amount by the lower of either (a) the 20-trading-day average share price for the 20-trading-day period ending on January 2, 2025, or (b) the April 15, 2025 close-of-market share price.
(3)The amounts reported represent the aggregate grant date fair value of each stock award and option award computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. Information about the assumption used in the calculations of these amounts are included in Note 2 and Note 7 to the Company’s financial statements for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K for such year.
(4)Mr. Shenai resigned his employment as of January 6, 2025, and he was not eligible to participate in the 2024-2025 Incentive Bonus Program.

Outstanding Equity Awards at 2024 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(18)

Chris Urmson	—	—		—		—	—	—		—
David Maday	2/1/2021	716,377	(1)	—		3.67	2/1/2031	—		—
	8/9/2022	109,052	(2)	—		2.44	8/9/2032	—		—
	3/8/2023	91,666	(3)	8,334	(3)	1.42	3/8/2033	—		—
	6/14/2023	125,000	(4)	—		2.07	6/14/2033	—		—
	6/14/2023	250,000	(5)	250,000	(5)	2.07	6/14/2033	—		—
	6/14/2023	—		125,000	(6)	2.07	6/14/2033	—		—
	3/8/2024	59,523	(7)	226,192	(7)	2.20	3/8/2034	—		—
	3/15/2022	—		—		—	—	17,961	(8)	113,154
	3/15/2022	—		—		—	—	12,387	(9)	78,038
	3/8/2023	—		—		—	—	12,500	(10)	78,750
	6/14/2023	—		—		—	—	250,000	(11)	1,575,000
	6/14/2023	—		—		—	—	125,000	(12)	787,500
	3/8/2024	—		—		—	—	232,144	(13)	1,462,507
Ossa Fisher	3/8/2023	916,666	(14)	1,083,334	(14)	1.42	3/8/2033	—		—
	3/8/2024	29,762	(7)	113,096	(7)	2.20	3/8/2034	—		—
	3/8/2023	—		—		—	—	1,125,000	(15)	7,087,500
	3/8/2024	—		—		—	—	116,073	(13)	731,259
Nolan Shenai(19)	2/1/2021	298,490	(16)	—		3.67	2/1/2031	—		—
	8/9/2022	54,526	(2)	—		2.44	8/9/2032	—		—
	3/8/2023	73,333	(3)	6,667	(3)	1.42	3/8/2033	—		—
	3/8/2024	59,523	(7)	226,192	(7)	2.20	3/8/2034	—		—
	4/30/2022	—		—		—	—	17,860	(17)	112,518
	3/8/2023	—		—		—	—	10,000	(10)	63,000
	3/8/2024	—		—		—	—	232,144	(13)	1,462,507
_____________________________
(1)All shares subject to the option have been fully vested.
(2)All shares subject to the option have been fully vested.
(3)1/24th of shares subject to the option vest on March 20, 2023, and 1/24th of the total number of shares subject to the option vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(4)All shares subject to the option have been fully vested.
(5)1/24th of the shares subject to the option vest monthly following December 20, 2023, subject to continued service with Aurora through the applicable vesting date.
(6)1/12th of the shares subject to the option vest monthly following December 20, 2025, subject to continued service with Aurora through the applicable vesting date.
(7)1/48th of the shares subject to the option vest monthly beginning on March 20, 2024, subject to continued service with Aurora through the applicable vesting date.
(8)1/4th of the shares subject to the award vest on May 20, 2024 and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.

(9)1/4th of the shares subject to the award vest on May 20, 2025 and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(10)1/8th of the shares subject to the award vest on May 20, 2023 and each of the 7 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(11)1/8th of the shares subject to the award vest on February 20, 2024 and each of the 7 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(12)1/4th of the shares subject to the award vest on February 20, 2026 and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(13)1/16th of the shares subject to the award vest on May 20, 2024 and each of the 15 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(14)1/4th of the shares subject to the option vest on February 20, 2024, and 1/36th of the remaining shares vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(15)1/4th of the shares subject to the award vest on February 20, 2024 and each of the 12 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(16)All shares subject to the option have been fully vested.
(17)1/16th of the shares subject to the award vest on May 20, 2022 and each of the 15 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(18)This amount reflects the fair market value of Aurora’s common stock of $6.30 per share as of December 31, 2024, multiplied by the amount shown in the column for Number of Shares of Stock That Have Not Vested.
(19)Mr. Shenai resigned his employment as of January 6, 2025.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Chris Urmson	—	—	72,280	211,058
David Maday	—	—	417,568	1,662,567
Ossa Fisher	—	—	901,785	3,168,925
Nolan Shenai	—	—	107,859	440,664
_____________________________
(1)The value realized on exercise reflects the difference between the fair market value of our Class A common stock on the date of exercise based on the market price at exercise and the strike price of the stock options exercised.
(2)The value realized on vesting is pre-tax and determined by multiplying (i) the number of shares of common stock acquired upon vesting of RSUs by (ii) the closing price of our Class A common stock on the trading day prior to the RSU vesting date. It is our policy to release vested RSUs on each quarterly vesting date, which are February 20, May 20, August 20 and November 20 of each calendar year (or, in the event the vest date occurs on a holiday or weekend, the immediately following trading day).
Potential Payments upon Termination or Change in Control
On August 14, 2023, our compensation committee approved a Change in Control and Severance Policy (the “Severance Policy”), which provides a standardized approach for the receipt of severance and change in control payments and benefits by certain employees of the Company and its subsidiaries that are designated as participants in the Severance Policy by the compensation committee (“Eligible Employees”). Eligible Employees include the Company’s NEOs.
Under the Severance Policy, if, within the period beginning on and ending 12 months following a “change in control” (such period, the “Change in Control Period”), we terminate the employment of the applicable Eligible Employee other than for “cause,” death or “disability,” or the Eligible Employee resigns for “good reason” (as such terms are defined in the Severance Policy) (in each case, an “Involuntary Termination”) and, within 60 days following the Eligible Employee’s termination, the Eligible Employee executes an irrevocable separation agreement and release of claims (the “Release Requirement”), the Eligible Employee is entitled to receive from the Company (1) a lump sum severance payment in cash equal to 100% of Eligible Employee’s annual base salary, (2) a lump sum payment in cash equal to 100% of the target bonus in effect for the fiscal year in which such termination occurs, prorated for the number of full months of employment occurring during the year of termination, (3) payment or reimbursement for medical insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 12 months and (4) accelerated vesting as to 100% of the Eligible Employee’s outstanding unvested equity awards that are subject to time-based vesting.
In addition, under the Severance Policy, if an Eligible Employee experiences a termination of employment other than for cause, death or disability outside of a Change in Control Period, then, subject to the Release Requirement, the Eligible Employee is entitled to receive (1) continuing payments of severance pay at a rate equal to the aggregate amount of the Eligible Employee’s base salary over six months and (2) payment or reimbursement for medical insurance premiums under COBRA for up to six months.
The Severance Policy has a term of three years generally and auto-renews for additional one-year terms unless the Company elects to non-renew the policy within 60 days prior to the end of the term.
The following table sets forth the potential payments that would have been provided to each of our NEOs under each of the circumstances specified below if he or she had terminated employment with the Company effective December 31, 2024.

	Termination Without Cause or Resignation for Good Reason		Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)(1)	Value of Continued Health Coverage ($)(2)	Salary Severance ($)(3)	Bonus Severance ($)(4)	Value of Continued Health Coverage ($)(5)	Value of Accelerated Vesting ($)(6)(7)
Chris Urmson	200,000	15,360	400,000	160,000	30,719	—
David Maday	262,500	14,699	525,000	207,924	29,397	6,649,257
Ossa Fisher	260,000	—	520,000	206,339	—	13,569,123
Nolan Shenai(8)	212,500	15,360	425,000	167,918	30,719	2,597,947
_____________________________
(1)Salary severance consists of continuing salary payments at a rate equal to the aggregate amount of our NEO’s base salary as of December 31, 2024 over six months.
(2)Benefit coverage includes the payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the named executive officer and their dependents for up to six months. Ms. Fisher did not receive medical, vision or dental coverage from the Company.
(3)Salary severance consists of a lump-sum payment in cash equal to 100% of each NEO’s annual base salary as of December 31, 2024.
(4)Bonus severance consists of a lump sum payment in cash equal to 100% of the target non-equity incentive compensation for the fiscal year ended December 31, 2024, as reported in the “Grants of Plan-Based Awards for Fiscal Year 2024” table above. This amount is prorated to reflect each NEO’s actual days of service for the year.
(5)Benefit coverage includes the payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the NEOs and their dependents for up to 12 months. Ms. Fisher does not receive medical, vision or dental coverage from the Company.
(6)For each NEO, 100% accelerated vesting of all outstanding equity awards.
(7)The value of accelerated RSUs was determined by (i) multiplying the number of shares of common stock acquired upon the acceleration of vesting of RSUs by (ii) the closing price of our Class A common stock on December 31, 2024, which was $6.30. The value of accelerated options, as applicable, was determined by multiplying (i) the number of unvested and accelerated options by (ii) the closing price of our Class A common stock on December 31, 2024, which was $6.30, minus the option’s exercise price.
(8)Mr. Shenai resigned his employment as of January 6, 2025 and was not eligible for termination benefits in connection with the termination of his employment at that time.

Pay versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs and compensation decisions made in fiscal year 2024 is described above in our “Compensation Discussion and Analysis”.
The table below shows Compensation Actually Paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our named executive officers or “NEOs” and our financial performance for the years shown in the table. For purposes of this discussion, our Chief Executive Officer is also referred to as our principal executive officer or “PEO” and our other named executive officers are referred to as our “Non-PEO NEOs”. We do not have a company-selected measure because our NEOs’ compensation is not linked to any other financial performance measures.
Pay versus Performance Table

Fiscal Year	Summary Compensation Table Total for PEO(1),(2)	Compensation Actually Paid to PEO(1),(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1),(2)	Average Compensation Actually Paid to Non-PEO NEOs(1),(3)	Value of an initial $100 Investment:		Net Income ($ Millions)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2024	$403,077	$291,766	$1,298,122	$4,096,373	$65.63	$103.71	($748)
2023	$687,462	$1,221,900	$2,600,481	$6,396,835	$45.52	$82.46	($796)
2022	$3,850,743	$2,240,345	$1,079,365	($1,736,733)	$12.60	$59.36	($1,723)
2021	$429,000	$429,000	$775,651	$4,065,098	$117.29	$90.20	($755)
_____________________________
(1)NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	Chris Urmson	Nolan Shenai, David Maday, Ossa Fisher
2023	Chris Urmson	Richard Tame, Nolan Shenai, David Maday, Ossa Fisher
2022	Chris Urmson	Richard Tame, Nolan Shenai
2021	Chris Urmson	Richard Tame, William Mouat
(2)Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
(3)Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	Fiscal Year 2024 ($)

Summary Compensation Table Total	$403,077

Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$0

Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$0

Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$0

Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0

Plus/(Minus): Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($111,311)

(Minus): Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0

Plus: Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0

Compensation Actually Paid	$291,766

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)

Summary Compensation Table Total	$1,298,122

Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$809,288

Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$2,047,695

Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$1,900,432

Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$321,650

Plus/(Minus): Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($662,238)

(Minus): Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0

Plus: Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0

Compensation Actually Paid	$4,096,373
For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are consistent with those used to determine the grant date fair value for accounting purposes.

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal years. For more information, please see the notes to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the footnotes to the Summary Compensation Table for Fiscal Year 2024 of this proxy statement.

Fiscal Year 2024
Restricted Stock Units
Stock Price	$2.68 - $6.30

Stock Options
Expected Term	0.7 - 5.7
Strike Price	$1.42 - $3.67
Volatility	56.0% - 69.0%
Dividend Yield	0.0% - 0.0%
Risk-Free Interest Rate	3.4% - 4.8%
(4)Total Shareholder Return (“TSR”) represents the cumulative return on a fixed investment of $100 in the Company’s Class A common stock, for the period beginning on the first day of trading following the closing of the Business Combination, November 4, 2021, through the end of the applicable fiscal year.
(5)Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the S&P Software & Services Select Industry Index group for the period beginning on the first day of trading following the closing of the Business Combination, November 4, 2021, through the end of the applicable fiscal year.
(6)The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
Relationship between CAP vs. Cumulative TSR of Company and the Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of Aurora Innovation, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.
CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For fiscal year 2024:
•As disclosed in the “Summary Compensation Table for Fiscal Year 2024” above, the annual total compensation of our Chief Executive Officer for fiscal year 2024 was $403,077; and
•the annual total compensation of our median employee for fiscal year 2024 was $235,984.
Based on this information, for fiscal year 2024, the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees was approximately 1.71:1.
We identified the median employee based on examination of compensation data for all employees other than our Chief Executive Officer as of December 31, 2024. In determining our employee population, we considered the individuals, excluding our Chief Executive Officer, who were employed by us and our consolidated subsidiaries on the determination date based on our payroll records as of December 31, 2024. We did not exclude any non-U.S. employees under the de minimis exception set forth in Item 402(u) of Regulation S-K. To identify our median employee, we chose to use target annual base salary, actual cash incentive compensation paid and the grant date fair value of equity awards, as our consistently applied compensation measure, in each case, for the 12-month period preceding the determination date. We did not make any cost-of-living adjustments. After we identified our median employee, we then calculated the annual total compensation for this individual consistent with the methodology used to calculate the annual total compensation for our

Chief Executive Officer in the “Summary Compensation Table for Fiscal Year 2024” above in accordance with the applicable rules and regulations of the SEC.
This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and regulations, based on our records and the methodology described above. The SEC’s rules and regulations for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies and to use reasonable estimates and assumptions based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	Class A	192,606,780(2)	$2.0615(3)	212,235,213(4)
_____________________________
(1)Includes the Aurora Innovation, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”), the Aurora Innovation, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), the OURS Technology Inc. 2017 Stock Incentive Plan (the “OURS Plan”) and the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan (the “Blackmore Plan”). No additional awards will be granted under the 2017 Plan, the OURS Plan or the Blackmore Plan.
(2)Consists of (i) options to purchase a total of 117,279,745 shares of our Class A common stock, and (ii) 75,327,035 shares of our Class A common stock that are subject to outstanding RSUs, in each case, as of December 31, 2024 and that were issued under the 2021 Plan, the 2017 Plan, the OURS Plan and the Blackmore Plan.
(3)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class A common stock subject to outstanding RSUs, which have no exercise price.
(4)The 2021 Plan includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A common stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of: (i) 120,900,000 shares of Class A common stock, (ii) 5% of the total number of shares of all classes of Aurora common stock outstanding as of the last day of our immediately preceding fiscal year and (iii) such lesser amount determined by the administrator.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 24, 2025 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•each of our named executive officers;
•each of our directors and director nominees; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 1,416,790,952 shares of our Class A common stock and 350,170,526 shares of our Class B common stock outstanding as of March 24, 2025. We have deemed shares of our common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of March 24, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 24, 2025, to be outstanding and to be beneficially owned by the person holding the stock option, warrant or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222.

	Shares Beneficially Owned				Percent of Total Voting Power(1)

	Class A Common Stock		Class B Common Stock+

Name of Beneficial Owner	Number	Percentage	Number	Percentage

Greater than 5% Stockholders:

Neben Holdings, LLC(2)	325,973,411	23.0%	—	—	6.6%

Entities affiliated with Index Ventures(3)	500,000	*	37,911,648	10.8%	7.7%

Amazon.com NV Investment Holdings LLC(4)	—	—	35,239,761	10.1%	7.2%

Entities affiliated with T. Rowe Price Investment Management, Inc.(5)	226,598,016	16.0%	—	—	4.6%

Entities affiliated with Morgan Stanley(6)	123,079,656	8.7%	—	—	2.5%

Entities affiliated with The Vanguard Group Inc.(7)	113,020,406	8.0%	—	—	2.3%

Baillie Gifford & Co.(8)	91,482,707	6.5%	—	—	1.9%

BlackRock, Inc.(9)	75,432,805	5.3%	—	—	1.5%

James Andrew Bagnell(10)	133,239	*	38,559,994	11.0%	7.8%

Named Executive Officers, Directors, and Director Nominee

Chris Urmson(11)	485,127	*	145,831,739	41.6%	29.7%

David Maday(12)	2,199,274	*	—	—	*

Ossa Fisher(13)	1,946,892	*	—	—	*

Nolan Shenai(14)	122,864	*	—	—	*

Sterling Anderson(15)	870,000	*	43,944,030	12.5%	9.0%

Reid Hoffman(16)	10,521,927	*	782,088	*	*

Michelangelo Volpi(17)	1,851,851	*	—	—	*

Gloria Boyland(18)	298,549	*	—	—	*

Brittany Bagley(19)	408,349	*	—	—	*

Claire D’Oyly-Hughes Johnson(20)	328,684	*	—	—	*

Shailen Bhatt	—	—	—	—	—
John Donahoe	—	—	—	—	—

All directors and executive officers as a group (11 persons)	18,910,653	1.3%	190,557,857	54.4%	39.1%
_____________________________
*Represents less than 1%.
+The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)Based on a Schedule 13D/A filed with the SEC on May 8, 2024 on behalf of Neben Holdings, LLC. Consists of 325,973,411 shares of Class A common stock held by Neben Holdings, LLC. Neben Holdings, LLC is a wholly owned indirect subsidiary of Uber Technologies, Inc., a publicly traded company. The registered address of Uber Technologies, Inc. is 1725 3rd Street, San Francisco, CA 94158.
(3)Based on a Schedule 13D filed with the SEC on November 15, 2021 on behalf of entities affiliated with Index Ventures. Consists of (i) 37,342,994 shares of Class B common stock held by Index Ventures Growth III (Jersey), L.P. (“Index Growth III”), (ii) 568,654

shares of Class B common stock held by Yucca (Jersey) SLP (“Yucca”), (iii) 492,500 shares of Class A common stock held by Index Growth III and (iv) 7,500 shares of Class A common stock held by Yucca. Index Venture Growth Associates III Limited (“IVGA III”) is the managing general partner of Index Growth III and may be deemed to have voting and dispositive power over the shares held by such fund. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVGA III may be deemed to have voting and dispositive power over its allocation of shares held by Yucca. The address of the entities mentioned in this footnote is 5th Floor, 44 Esplanade, St. Helier, Jersey JE1 3FG, Channel Islands.
(4)Based on a Schedule 13G/A filed with the SEC on February 10, 2023 on behalf of entities affiliated with Amazon.com, Inc. Consists of 35,239,761 shares of Class B common stock held by Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon.com, Inc., a publicly traded company. The registered address of Amazon.com, Inc. is 410 Terry Avenue North, Seattle, WA 98109.
(5)Based on a Schedule 13G/A filed with the SEC on November 14, 2024 on behalf of entities affiliated with T. Rowe Price Investment Management, Inc. (“TRPIM”). Consists of 226,598,016 shares of Class A common stock beneficially owned by funds and accounts (severally and not jointly) that are advised or sub-advised by entities affiliated with TRPIM. TRPIM, as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Exchange Act, TRPIM may be deemed to be the beneficial owner of these shares; however, TRPIM expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPIM is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPIM is 101 E. Pratt Street, Baltimore, MD 21201.
(6)Based on a Schedule 13G/A filed with the SEC on February 3, 2025 on behalf of entities affiliated with Morgan Stanley. Morgan Stanley has shared dispositive power as to 122,981,418 shares of Class A common stock and shared voting power with respect to 111,846,826 shares of Class A common stock. The shares are held by affiliates of Morgan Stanley including Morgan Stanley Investment Management, Inc., a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.
(7)Based on a Schedule 13G/A filed with the SEC on January 30, 2025 on behalf of entities affiliated with the Vanguard Group, Inc. (“Vanguard”). Vanguard has sole dispositive power as to 110,615,415 shares of Class A common stock, shared dispositive power as to 2,404,991 shares of Class A common stock and shared voting power with respect to 1,273,279 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.
(8)Based on a Schedule 13G filed with the SEC on November 7, 2024 on behalf of Baillie Gifford & Co. (“Baillie Gifford”). Baillie Gifford has sole dispositive power as to 91,482,707 shares of Class A common stock and sole voting power with respect to 91,482,707 shares of Class A common stock. The principal business address of Baillie Gifford is Calton Square 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.
(9)Based on a Schedule 13G filed with the SEC on November 12, 2024 on behalf of BlackRock, Inc. (“BlackRock”). BlackRock has sole dispositive power as to 75,432,805 shares of Class A common stock and sole voting power with respect to 74,040,620 shares of Class A common stock. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(10)Consists of (i) 124,558 shares of Class A common stock, (ii) 8,681 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025 and (iii) 38,559,994 shares of Class B common stock held by Mr. Bagnell.
(11)Consists of (i) 485,127 shares of Class A common stock held by the Urmson 2022 Irrevocable Family Trust, of which Mr. Urmson is co-trustee and (ii) 145,831,739 shares of Class B common stock held by Mr. Urmson.
(12)Consists of (i) 587,214 shares of Class A common stock, (ii) 1,493,880 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days from March 24, 2025 and (iii) 118,180 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025.
(13)Consists of (i) 625,957 shares of Class A common stock, (ii) 1,169,643 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days from March 24, 2025 and (iii) 151,292 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025.
(14)Mr. Shenai resigned his employment as of January 6, 2025.
(15)Consists of (i) 870,000 shares of Class A common stock held by Mr. Anderson, (ii) 43,943,695 shares of Class B common stock held by Mr. Anderson and (iii) 335 shares of Class B common stock held by the Anderson 2021 GRAT, of which Mr. Anderson is trustee.
(16)Consists of (i) 212,172 shares of Class A common stock held by Mr. Hoffman, (ii) 5,162,315 shares of Class A common stock held by Reinvent Sponsor Y LLC, (iii) 1,550,646 shares of Class A common stock held by Reprogrammed Interchange LLC, (iv) 2,848,000 shares of Class A common stock issuable upon the exercise of private placement warrants held by Reprogrammed Interchange LLC, (v) 674,719 shares of Class A common stock held by Programmable Exchange LLC, (vi) 782,088 shares of Class B common stock held by Thigmotropism LLC and (vii) 74,075 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025. Mr. Hoffman may be deemed to beneficially own shares held by Reinvent Sponsor Y LLC, Reprogrammed Interchange LLC, Programmable Exchange LLC and Thigmotropism LLC by virtue of his voting and investment power over such shares.

(17)Consists of shares of Class A common stock held by the Volpi-Cupal Family Trust UDT 4/5/00, of which Michelangelo Volpi is trustee. Mr. Volpi expressly disclaims Section 16 beneficial ownership of these securities, except to the extent of his pecuniary interest therein, if any.
(18)Consists of (i) 224,474 shares of Class A common stock and (ii) 74,075 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025.
(19)Consists of (i) 326,134 shares of Class A common stock and (ii) 82,215 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025.
(20)Consists of (i) 254,609 shares of Class A common stock and (ii) 74,075 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 24, 2025.

RELATED PERSON TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
From time to time, and in the future, we may conduct transactions with companies affiliated with persons or entities that are related persons. These transactions are conducted on arms-length market terms in the ordinary course of business.
Agreements with Employees, Directors and Officers
Employment Compensation
Sterling Anderson serves as a director and employee of the Company and is a greater than 5% holder of our Class B common stock. In his capacity as an employee of Aurora, Mr. Anderson earned approximately $503,846 in salary during the year ended December 31, 2024. His estimated target for the 2024-2025 Incentive Bonus Program is approximately $200,000, to be paid in RSUs.
James Andrew Bagnell is a greater than 5% holder of our Class B common stock and currently serves as an employee of the Company. In his capacity as an employee of Aurora, Mr. Bagnell earned approximately $378,692 in salary during the year ended December 31, 2024. His estimated target for the 2024-2025 Incentive Bonus Program is approximately $150,338, to be paid in RSUs.
Marco Volpi, son of Michelangelo Volpi, a member of our board of directors, was employed by Aurora from March 2022 to January 2025. In his capacity as an employee of Aurora and during the year ended December 31, 2024, Marco Volpi earned approximately $155,931 in salary, 9,143 restricted stock units with an aggregate grant date fair value of $20,115 and 9,143 stock option awards with an aggregate grant date fair value of $10,962. His estimated target for the 2024-2025 Incentive Bonus Program was approximately $19,344. Marco Volpi departed the Company as of January 3, 2025, and thus, is no longer entitled to receive any bonus under the 2024-2025 Incentive Bonus Program.
Director and Officer Indemnification
We have entered into indemnification agreements with each of our directors and executive officers. The limitation of liability and indemnification provisions included in our indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is, was, or is expected be, one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Other Related Person Transactions
Subscription Agreements
In connection with the Business Combination, on July 14, 2021, RTPY and certain third-party investors, including Neben Holdings, LLC, an affiliate of Uber Technologies, Inc. (“Uber”) and 5% holder of Aurora common stock, entered into the Subscription Agreements, pursuant to which such investors subscribed for, collectively, 100,000,000 shares of our Class A common stock, at $10.00 per share for an aggregate purchase price of $1,000,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. Pursuant to the terms of the Subscription Agreements, we are required to maintain an effective registration statement for the shares issued in the PIPE Investment.
On July 18, 2023, the Company and certain third-party investors, including Neben Holdings, LLC, an affiliate of Uber and 5% holder of Aurora common stock, and the Volpi-Cupal Family Trust UDT 4/5/00, an affiliate of Michelangelo Volpi, a member of our board of directors, entered into the Subscription Agreements, pursuant to which such investors subscribed for, collectively, 222,222,216 shares of our Class A common stock, at $2.70 per share for an aggregate purchase price of $600,000,000 (the “2023 PIPE Investment”). Neben Holdings, LLC subscribed for 370,370 shares of our Class A common stock pursuant to the 2023 PIPE Investment. The Volpi-Cupal Family Trust UDT 4/5/00 subscribed for 1,851,851 shares of our Class A common stock pursuant to the 2023 PIPE Investment. Pursuant to the terms of the Subscription Agreements, we are required to maintain an effective registration statement for the shares issued in the 2023 PIPE Investment.
Follow On-Offerings
On July 21, 2023, we completed an underwritten public offering (the “2023 Public Offering”) of 73,333,333 shares of Class A common stock at a price of $3.00 per share, for proceeds of $212 million, net of transaction costs. Following the 2023 Public Offering, on August 2, 2023, we issued an additional 10,999,999 shares of Class A common stock in connection with the full exercise by the underwriters of their option to purchase additional shares for proceeds of $32 million, net of transaction costs. Neben Holdings, LLC purchased 24,666,666 shares of our Class A common stock in the 2023 Public Offering.

On August 2, 2024, we completed an underwritten public offering (the “2024 Public Offering”) of 134,166,667 shares of Class A common stock at a price of $3.60 per share, for proceeds of $466 million, net of transaction costs, including the full exercise of the underwriters’ over-allotment option. T. Rowe Price Investment Management, Inc. and Baillie Gifford, each a greater than 5% holder of our Class A common stock, purchased approximately $183 million and $50 million of shares of our Class A common stock in the 2024 Public Offering, respectively.
Transactions with Amazon
Amazon.com NV Investment Holdings LLC (“Amazon”) is a beneficial owner of more than 5% of Aurora’s Class B common stock. In 2024, Aurora spent an aggregate of approximately $68.6 million with affiliates of Amazon for the online purchase of goods and for general cloud services and related tools. In July 2024, we purchased amazon.com corporate bonds in the amount of approximately $8 million maturing in April 2025, which is in compliance with Aurora’s Investment Policy approved by our board of directors. Between January 1, 2025 and February 28, 2025, Aurora spent an aggregate of approximately $11 million with affiliates of Amazon for the online purchase of goods and for general cloud services and related tools.
Transactions with Uber
In June 2021, we entered into an Amended and Restated Irrevocable Proxy with Uber and Neben Holdings, LLC in connection with the acquisition of Apparate USA LLC, a former subsidiary of Uber, pursuant to which Neben Holdings, LLC agreed to appoint our chief executive officer (or, if there is no chief executive officer, an officer designated by our board of directors) as its irrevocable proxyholder over any matter, other than certain excluded matters, requiring or submitted to a vote or consent of our stockholders, whether submitted at a meeting, by written consent or otherwise. The proxyholder is required to vote shares subject to the Irrevocable Proxy in a manner that is consistent with, and in the same proportions as, other votes cast by all other stockholders entitled to vote on such matters. Under the terms of the Irrevocable Proxy, the proxyholder is permitted to direct the voting of Company shares held by Neben Holdings, LLC and certain of its affiliates to the extent they exceed a specified threshold. This threshold is equal to the voting power of Neben Holdings, LLC as of immediately following the Business Combination, subject to adjustment if certain investors have a higher voting power than the voting power of Neben Holdings, LLC as of immediately following the Business Combination.

In February 2022, we entered into a Master Services Agreement, a Statement of Work No. 1 (as amended, the “Uber Labeling SOW”) and other ancillary agreements with Uber in connection with the management of our outsourced data labeling services. The Uber Labeling SOW was renewed and amended in January 2023 and January 2024. For the year ended December 31, 2024, we paid approximately $7.4 million to Uber under these agreements. We further amended the Uber Labeling SOW in December 2024 with increased monthly estimated spend. Between January 1, 2025 and February 28, 2025, we have paid approximately $0.6 million to Uber under the Uber Labeling SOW.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities, and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our non-employee directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues, and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement (commercial, corporate, or otherwise). In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2026 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 5, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Aurora Innovation, Inc.
Attention: Corporate Secretary
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on January 22, 2026, and
•no later than 5:00 p.m., Eastern Time, on February 21, 2026.
In the event that we hold our 2026 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2026 annual meeting, and
•no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the day of our 2026 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2024, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that, on May 24, 2024, one Form 4 filing by Uber relating to the acquisition by Neben Holdings, LLC, a greater than 10% holder of our Class A common stock, of shares of our Class A common stock in the 2023 PIPE Investment and 2023 Public Offering, was inadvertently filed later than the time prescribed by the SEC.
2024 Annual Report
Our financial statements for our fiscal year ended December 31, 2024 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at aurora.tech and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Pittsburgh, Pennsylvania
April 4, 2025

AURORA INNOVATION, INC.
1654 SMALLMAN STREET
PITTSBURGH, PA 15222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AUR2025**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65297-P24977

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AURORA INNOVATION, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Withhold**
1a. Chris Urmson	☐	☐
1b. Sterling Anderson	☐	☐
1c. John Donahoe	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2025.	☐	☐	☐

NOTE: In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V65298-P24977

AURORA INNOVATION, INC.
Annual Meeting of Stockholders
May 22, 2025 1:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David Maday and Shelley Webb, jointly and severally, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each or both of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Aurora Innovation, Inc., held of record by the undersigned on March 24, 2025, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/AUR2025 on Thursday, May 22, 2025, at 1:00 PM Eastern Time, or any adjournment or postponement thereof. None of the matters to be acted upon, each of which has been proposed by Aurora Innovation, Inc., is related to or conditioned on the approval of other matters.

This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Continued and to be signed on reverse side